Subordinated Note Issuance August 2016 Issuer Free Writing Prospectus Dated August 15, 2016 Filed pursuant to Rule 433 Registration Statement No. 333-206966

This presentation contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Renasant Corporation that are subject to risks and uncertainties.  Congress passed the Private Securities Litigation Reform Act of 1995 in an effort to encourage companies to provide information about their anticipated future financial performance.  This act provides a safe harbor for such disclosure, which protects a company from unwarranted litigation if actual results are different from management expectations.  Forward-looking statements include information concerning our future financial performance, business strategy, projected plans and objectives.  These statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ from those indicated or implied in the forward-looking statements, and such differences may be material.  Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will likely result,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could,” are generally forward-looking in nature and not historical facts.  You should understand that the following important factors, in addition to those discussed elsewhere in this presentation as well as in reports we file with the Securities and Exchange Commission, including those factors included in the disclosures in Item 1A., Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2015, could cause actual results to differ materially from those expressed in such forward-looking statements: (i) our ability to efficiently integrate acquisitions into our operations, retain the customers of these businesses and grow the acquired operations; (ii) the timing of the implementation of changes in operations to achieve enhanced earnings or effect cost savings; (iii) competitive pressures in the consumer finance, commercial finance, insurance, financial services, asset management, retail banking, mortgage lending and auto lending industries; (iv) the financial resources of, and products available to, competitors; (v) changes in laws and regulations, including changes in accounting standards; (vi) changes in regulatory policy; (vii) changes in the securities and foreign exchange markets; (viii) our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth; (ix) changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers; (x) an insufficient allowance for loan losses as a result of inaccurate assumptions; (xi) general market or business conditions; (xii) changes in demand for loan products and financial services; (xiii) concentration of credit exposure; (xiv) changes or the lack of changes in interest rates, yield curves and interest rate spread relationships; and (xv) other circumstances, many of which are beyond management’s control.   Our management believes the forward-looking statements about us are reasonable.  However, you should not place undue reliance on them.  Any forward-looking statements in this presentation are not guarantees of future performance.  They involve risks, uncertainties and assumptions, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements.  Many of the factors that will determine these results are beyond our ability to control or predict.  We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.   Forward-Looking Statements

Registration Statement The Company has filed a registration statement (File No. 333-206966) (including a base prospectus) and related preliminary prospectus supplement dated August 15, 2016 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, the underwriters or any dealer participating in the offering will arrange to send you the base prospectus and the related preliminary prospectus supplement if you request it by calling Sandler O’Neill + Partners, L.P. toll-free at 1-866-805-4128. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus, or any related prospectus supplement or prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.   Use of Non-GAAP Financial Measures In addition to financial measures presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this presentation contains certain non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude for net income, merger expenses and otherwise intangible assets, which our management uses when evaluating net income from our core business, capital utilization and adequacy.  In addition, we believe that these non-GAAP financial measures facilitate the making of period-to-period comparisons and are meaningful indications of our operating performance particularly because these measures are widely used by industry analysts for companies with merger and acquisition activities. Also, because intangible assets such as goodwill and the core deposit intangible can vary extensively from company to company and are excluded from the calculation of a financial institution’s regulatory capital, we believe that the presentation of this non-GAAP financial information allows readers to more easily compare our results to information provided in other regulatory reports and the results of other companies.   The specific non-GAAP financial measures used are net income excluding merger expenses, the ratio of tangible equity to tangible assets (commonly referred to as the “tangible capital ratio”), return on tangible assets, return on average tangible equity and the efficiency ratio. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Investors should note that, because there are no standardized definitions for the calculations as well as the results, our calculations may not be comparable to other similarly-titled measures presented by other companies. Also, there may be limits in the usefulness of these measures to investors. As a result, we encourage readers to consider our consolidated financial statements in their entirety and not to rely on any single financial measure. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the Appendix to this presentation (except for net income excluding merger expenses, since the comparable GAAP financial measure (net income) is on the same slide).

Terms of Proposed Offering Issuer: Renasant Corporation (NASDAQ: RNST) Security: [ ]% Fixed-to- Floating Rate Subordinated Notes Principal Amount: $75 million Rating: BBB by Kroll Bond Rating Agency A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold the Subordinated Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if such rating agency decides that circumstances warrant that change. Term: 10 years Call Provision: Non-Call 5 Years Use of Proceeds: General corporate purposes, which may include providing capital to support the Company’s growth organically or through strategic acquisitions, repaying indebtedness and financing investments and capital expenditures, and for investments in the bank subsidiary as regulatory capital Lead Book Running Manager: Sandler O’Neill + Partners, L.P. Passive Book Running Manager: Co-Manager:

Corporate Overview

Parent of Renasant Bank, founded in 1904 $8.5 billion in total assets as of June 30, 2016 Headquartered in Tupelo, MS NASDAQ Global Select: RNST More than 175 banking, mortgage, financial services and insurance offices in the 5 southeastern states of Alabama, Florida, Georgia, Mississippi and Tennessee Proven record in successful acquisitions and de novo expansion Diversified sources of noninterest income with opportunities for additional growth Experienced management team and active Board Renasant Corporation

E. Robinson “Robin” McGraw Chairman and CEO C. Mitchell Waycaster President and COO Kevin D. Chapman Executive Vice President and CFO Executive Management Regional Presidents J. Scott Cochran (President – Western) R. Rick Hart (President – Northern) Michael D. Ross Chief Commercial Officer (President – Central) O. Leonard Dorminey (President – Eastern) Renasant Management Team

More than 175 banking, mortgage, financial services and insurance offices Northern Region Tennessee Eastern Region Georgia Central Region Alabama & Florida Western Region Mississippi Current Footprint * As of June 30, 2016

Market Expansion Experience Since 2010

2010

FDIC-Assisted Transaction: Crescent Bank and Trust
Jasper, GA
Assets: $1.0 billion

De novo expansion:
- ✓ Columbus, MS

2011

FDIC-Assisted Transaction: American Trust Bank
Roswell, GA
Assets: $147 million

Trust Acquisition: RBC (USA) Trust Unit
Birmingham, AL
AUM: $680 million

De novo expansion:
- ✓ Montgomery, AL
- ✓ Starkville, MS
- ✓ Tuscaloosa, AL

2012

De novo expansion:
- ✓ Maryville, TN
- ✓ Jonesborough, TN

2013

Whole Bank Transaction: First M&F Corporation
Kosciusko, MS
Assets: $1.5 billion

De novo expansion:
- ✓ Bristol, TN
- ✓ Johnson City, TN

2015

Whole Bank Transaction: Heritage Financial Group, Inc.
Albany, GA
Assets: $1.9 billion

2016

Whole Bank Transaction: KeyWorth Bank
Atlanta, GA
Assets: $399 million

RENASANT CORPORATION

9

Financial Highlights

Profitability Net Income ex. Merger Expenses* $ in thousands * Excludes after-tax impact of merger expenses. Net Income $ in thousands

Profitability Note: Data excludes merger expenses * See Appendix for reconciliation of Non-GAAP disclosure to GAAP Return on Average Tangible Assets* Return on Average Tangible Equity*

(in millions) Total Assets

Less Reliance on Borrowed Funds - 28% at year end 2008 declined to 8% at the end of 2Q16 Improved Deposit Mix – Non-interest bearing deposits represent 22% of deposits at the end of 2Q16 as compared to 13% at year end 2008 Non Time Deposit Mix 6/30/16 Personal51% Commercial 33% Public16% Top 5 market share in 56% of counties of operation* Cost of Funds 2.81% $3.28B $7.3B Cost of Funds .38% Transition to Core Funding * Deposit market share data as of June 30, 2015 - $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 2011 2012 2013 2014 2015 2Q16 Non Interest Bearing Demand Deposits

* Excludes certain items from income and expense that management considers to be non-recurring. See Appendix for reconciliation of Non-GAAP disclosure to GAAP Net Interest Margin & Efficiency Ratio

Diversified sources of noninterest income Less reliant on NSF Opportunities for growing Non Interest Income Expansion of Trust Division Wealth Management Services into larger, metropolitan markets Expansions within our de novo operations Expansion of the Mortgage Division within new markets Fees derived from higher penetration and usage of debit cards and deposit charges *Non interest income excludes gains from securities transactions and gains from acquisitions Non Interest Income*

Wealth Management Total Revenue: $5.8 million Renasant Insurance Total Revenue: $4.1 million 8 offices in Mississippi 26 Agents 28 Customer Service Agents Mortgage Total Revenue: $25.3 million 92 producers 30 Branch Offices 14 Mortgage Offices 2016 June YTD Revenue Mix Assets Under Management Trust $1.5 billion Benefit Plan 0 .6 billion Brokerage 1.0 billion Total $3.1 billion Complementary Business Lines Note: As of and for six months ending June 30, 2016

Total Production Loan Purpose Mix Volume $2.3 billion Units 10,906 Average Size$215,070 Average Rate 3.88% Average LTV 83% Average FICO 733 Channel Mix Product Mix Note: Production Statistics Since HBOS Merger (July 2015-June 2016) Mortgage Banking Division

Loans and Asset Quality

*Covered loans are subject to loss-share agreements with FDIC 2011 2012 2013 2014 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Not Acquired $2,242 $2,573 $2,886 $3,268 $3,274 $3,408 $3,607 $3,830 $4,075 $4,292 Acquired Covered* $339 $237 $182 $143 $126 $121 $101 $93 $45 $42 Acquired Not Covered - - $813 $577 $554 $508 $1,570 $1,490 $1,453 $1,631 Total Loans $2,581 $2,810 $3,881 $3,988 $3,954 $4,037 $5,278 $5,413 $5,573 $5,965 Total Portfolio Loans ( $ in Millions)

At June 30, 2016, loans totaled $5.97B 72% Not Acquired 27% Acquired Not Covered 1% Acquired Covered Loan Mix Average Loan Size Weighted Average Rate Weighted Average Maturity 1-4 Family $ 85 4.28% 141 Non Owner Occupied 672 4.17% 54 Owner Occupied 336 4.49% 57 Commercial & Industrial 97 4.33% 33 Construction 383 4.05% 70 Land Development 134 4.65% 24 Consumer 7 5.41% 28 Grand Total $ 113 4.32% 77 Dollars in thousands; maturity in months Loan Portfolio Mix and Diversification

Acquisition, Development & Construction (ADC) and Commercial Real Estate (CRE) CRE Concentration Guidelines

As a percentage of total assets 83 Not Acquired Acquired Covered AcquiredNot Covered NPL’s $12.0M $4.2M $27.0M ORE $9.6M $2.6M $17.1M Total NPA’s $21.6M $6.8M $44.1M 22 NPA’s Breakdown as of 6/30/2016 Non-performing Assets

*Ratios exclude loans and assets acquired in connection with the recent acquisitions or loss share transactions Proactive in Providing Reserves for Problem Credit Resolution Allowance for Loan Losses as Percentage of Non-Acquired Loans* 2010 2011 2012 2013 2014 2015 1Q16 2Q16 2.07% 1.98% 1.72% 1.65% 1.29% 1.11% 1.05% 1.03%

Capital and Liquidity

Maintained dividend throughout economic downturn Regulatory capital ratios are above the minimum for well-capitalized classification Capital level positions the Company for future growth and geographic expansion Did not participate in the TARP program Ratio 2011 2012 2013 2014 2015 1Q16 2Q16 Well Capitalized Tangible Common Equity* 7.35% 7.71% 6.64% 7.52% 7.54% 7.52% 7.80% - Leverage 9.44% 9.86% 8.68% 9.53% 9.16% 9.19% 9.18% 5.00% Tier 1 Risk Based 13.32% 12.74% 11.41% 12.45% 11.51% 11.38% 11.56% 8.00% Total Risk Based 14.58% 14.00% 12.58% 13.54% 12.32% 12.17% 12.31% 10.00% Common Equity Tier 1 N/A N/A N/A N/A 9.99% 9.88% 10.13% 7.00% Strong Capital Position * See Appendix for reconciliation of Non-GAAP disclosure to GAAP

Loan to Deposit Ratio

Investment Portfolio

As of June 30, 2016
($ in 000's)

	Mix %	Book	Market	Unrealized Gain / (Loss)	TE Yield	Avg. Life in Years
Available for Sale (AFS)						
Agency	0%	$ 2,080	$ 2,220	$ 140	3.35%	3.2
MBS/CMO	59%	625,830	635,887	10,057	2.22%	4.8
Pooled Trust Pref.	2%	24,675	18,179	(6,496)	0.92%	20.8
Other	2%	17,587	18,161	574	2.64%	4.8
Total AFS	63%	$ 670,172	$ 674,447	$ 4,275	2.20%	5.4
Held To Maturity (HTM)						
Agency	3%	$ 34,093	$ 34,127	$ 34	1.65%	0.5
Municipals	34%	355,052	375,641	20,589	4.19%	4.4
Total HTM	37%	$ 389,145	$ 409,768	$ 20,623	3.96%	4.1
Total Portfolio	100%	$ 1,059,317	$ 1,084,215	$ 24,898	2.84%	4.9

RENASANT CORPORATION

28

Variance in Projected Net Interest Income (NII) vs. Projected NII under Flat Rates as of June 30, 2016 Interest Rate Risk – Earnings at Risk

* Assumes $75 million gross subordinated note offering with 5.25% coupon Double Leverage and Interest Coverage Historical and Pro Forma Interest Coverage (Dollars in Thousands) For the Year Ended December 31 Pro Forma 2011 2012 2013 2014 2015 2Q16 Equity Investment in Subsidiaries $,552,524 $,563,345 $,739,688 $,786,125 $1,101,580 $1,191,144 Offering Amount: 75000 Consolidated Equity ,487,202 ,498,208 ,665,652 ,711,651 1,036,818 1,124,256 Placement Costs: 1.4999999999999999E-2 Double Leverage Ratio 113.40758042865178 113.07425814117798 111.12232818349528 110.46496105534875 106.24622643511204 105.94953462556572 Fixed Costs: 300 Proposed Downstream of Subordinated Debt Offering 0 73575 Pro Forma Bank-Level Equity 1,191,144 Pro Forma Double Leverage Ratio 105.94953462556572 Interest Coverage* For the Year Ended December 31 YTD June 2016 2011 2012 2013 2014 2015 Total Deposit Interest $31,729 $19,030 $17,118 $16,216 $13,715 $8,380 Other Borrowing Interest 9,672 6,945 6,353 7,711 7,950 4,676 Total Interest Expense 41,401 25,975 23,471 23,927 21,665 13,056 Pre-Tax Income 34,675 33,465 45,746 85,887 99,764 65,796 Interest Coverage (including deposit expense) 2.288354186717998 2.9490435004899664 4.5895431938813891 5.6048465266558969 6.039522058823529 Interest Coverage (excluding deposit expense) 5.8185745140388772 8.2006925861797573 12.138244066917391 13.548930817610064 15.071000855431993 Interest Coverage (including deposit expense; including 5.2481405680626967 subordinated debt offering) Interest Coverage (excluding deposit expense; including 10.605666127393807 subordinated debt offering) Sub Debt Assumptions Total Raised $75,000 Quarterly Int. $984.375 Coupon 5.2499999999999998E-2 PF Borrowing Int. $6,644.75 PF Int. Exp. $15,024.75 PF Pre-Tax Inc. $63,827.25

112-year-old financial services institution growing and changing with the times More than 175 banking, mortgage, financial services and insurance offices in vibrant markets across 5 southeastern states Profitable with consistent dividend throughout the financial crisis Proven record of successful acquisitions and de novo expansion Experienced management team able to attract new talent and retain existing talent Strong governance from an active Board with a focus on Risk Management Diversified sources of noninterest income with opportunities for additional growth Commitment to growth only if also enhancing profitability and capital Conclusion

Appendix

Chairman & CEO E. Robinson “Robin” McGraw Mr. McGraw has served as Chief Executive Officer of Renasant Corporation and Renasant Bank since 2000. Since June 2005, Mr. McGraw has also served as Chairman of the Board of Directors of the Company and the Bank. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming Chief Executive Officer of the Company. Mr. Waycaster has served as President and Chief Operating Officer since January 2016. Prior to being elected President, Mr. Waycaster served as our Executive Vice President since February 2003 and the Senior Executive Vice President since June 2005. He served as Chief Administrative Officer of the Bank from April 2007 to January 2016. Mr. Waycaster served as President of the Mississippi Division of Renasant Bank from January 2005 to April 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December 2004. Management Background President & COO C. Mitchell “Mitch” Waycaster Executive VP & CFO Kevin D. Chapman Mr. Chapman has served as Executive Vice President since January, 2011, and Chief Financial Officer since October 2011. Mr. Chapman served as our Corporate Controller from May 2006 until October 2011. He has served as Senior Executive Vice President of the Bank since January, 2011. Mr. Chapman served as Chief Strategy Officer of the Bank from January, 2011, until October, 2011. He was a Senior Vice President of the Bank from January, 2005, until July, 2006, at which time he became an Executive Vice President and the Bank's Chief Accounting Officer.

Mississippi – Western Region

- Entered the Columbus, MS market in November 2010 and opened an office in Starkville, home of Mississippi State University, during late Q3 ‘11
  - ✓ Columbus Air Force Base trains 1/3 of the nation’s pilots, with an economic impact of $250 million
  - ✓ Yokohama Tire Corporation opened a new commercial tire plant in West Point in October 2015 with an initial investment of $300 million and potentially more than $1 billion
- The Tupelo/Lee County
  - ✓ Recently completed a $12 million aquatic center and a $4 million expansion of the Elvis Presley Birthplace and Museum
  - ✓ Hosts one of the largest furniture markets in the U.S.
- Oxford, Tupelo and Columbus were noted by American Express as three of the best small towns in America for business

Mississippi Deposit Market Share

Rank	Institution	Deposits ($mm)	Market Share	Branches
1	Regions Financial Corp.	$7,023	14.2%	138
2	Trustmark Corp.	6,864	13.9	129
3	BancorpSouth Inc.	5,295	10.7	98
4	Renasant Corp.	2,879	5.8	70
5	Hancock Holding Co.	2,856	5.8	39
6	BancPlus Corp.	2,049	4.1	59
7	Community Bancshares of MS, Inc.	2,020	4.1	35
8	Citizens National Banc Corp.	981	2.0	26
9	Planters Holding Co.	924	1.9	19
10	BankFirst Capital Corp.	777	1.6	11

Deposit Market Share by County – Top 5 Presence in 23 of 27 counties


60.0%
45.0%
30.0%
15.0%
0.0%
Alcorn 7.9% 5
Attala 51.6% 1
Bolivar 9.0% 4
Calhoun 30.2% 2
Chickasaw 5.6% 4
Choctaw 46.9% 2
Clay 24.2% 3
Desoto 6.0% 7
Grenada 16.7% 3
Hinds 0.6% 10
Holmes 11.9% 3
Lafayette 10.8% 4
Lee 41.1% 1
Lowndes 7.3% 6
Madison 8.2% 5
Monroe 24.2% 2
Montgomery 9.8% 4
Neshoba 5.3% 5
Oktibbeha 23.3% 2
Panola 9.9% 4
Pontotoc 28.7% 2
Prentiss 28.0% 2
Rankin 5.1% 7
Tishomingo 11.5% 3
Union 10.4% 3
Winston 28.1% 2
Yalobusha 20.9% 2
Deposit Market Share Rank


Tupelo
Jackson
20
55
RNST Branches

RENASANT CORPORATION

Source: SNL Financial
Green highlighting denotes top 5 deposit market share in respective county
Deposit market share data as of 6/30/15

34

Entered the North GA market through two FDIC loss share transactions in 2010 and 2011 12 full-service locations Expanded services include mortgage and wealth management personnel Grew GA presence by completing acquisition of Heritage Financial Group, Inc, which closed July 1, 2015 ($1.9 billion in assets) Added 20 full-service branches and 4 mortgage offices Significantly ramps up our mortgage division Enhanced GA presence by acquisition of KeyWorth Bank ($399 million in assets) in April 2016 Approximately $284 million in loans, $347 million in deposits, and 4 full-service branches Recently established an asset based lending division headquartered in Atlanta Deposit Market Share Rank 4 2 2 29 3 4 Georgia Deposit Market Share Source: SNL Financial Green highlighting denotes top 5 deposit market share in respective county Deposit market share data as of 6/30/15 11 3 11 15 21 11 14 Atlanta Savannah Albany RNST Branches Acquired KeyWorth Branches Deposits Market Rank Institution ($mm) Share Branches 1 SunTrust Banks Inc. $45,147 21.5% 245 2 Wells Fargo & Co. 33,477 15.9 284 3 Bank of America Corp. 31,657 15.0 183 4 Synovus Financial Corp. 12,978 6.2 118 5 BB&T Corp. 11,856 5.6 161 6 Regions Financial Corp. 6,205 3.0 131 7 United Community Banks Inc. 5,260 2.5 71 8 Bank of the Ozarks Inc. 4,444 2.1 74 9 State Bank Financial Corp. 2,795 1.3 26 10 PNC Financial Services Group Inc. 2,702 1.3 74 14 Renasant Corp. 1,763 0.8 36 Georgia – Eastern Region Deposit Market Share by County – Top 5 Presence in 10 of 21 counties 5 6 9 8 2 5 4 2 2 29 3 4 11 4 16 3 11 15 21 11 14

Birmingham leads the state in the health care industry with an annual payroll of approximately $2.9 billion, followed by Huntsville with $998 million Honda, Hyundai, Mercedes-Benz increasingly large presence Merger with Heritage Financial Group, Inc. which closed July 1, 2015, added approximately $90.0 million in loans, $141 million in deposits and 9 branches Montgomery Huntsville Birmingham Alabama Deposit Market Share Source: SNL Financial Green highlighting denotes top 5 deposit market share in respective county Deposit market share data as of 6/30/15 RNST Branches Deposits Market Rank Institution ($mm) Share Branches 1 Regions Financial Corp. $22,262 24.4% 236 2 Banco Bilbao Vizcaya Argentaria SA 11,828 13.0 89 3 Wells Fargo & Co. 8,921 9.8 139 4 Synovus Financial Corp. 3,922 4.3 41 5 BB&T Corp. 3,465 3.8 88 6 ServisFirst Bancshares Inc. 3,326 3.6 11 7 PNC Financial Services Group Inc. 2,922 3.2 69 8 Cadence Bancorp LLC 2,038 2.2 25 9 Trustmark Corp. 1,325 1.5 41 10 Bryant Bank 1,135 1.2 14 15 Renasant Corp. 866 1.0 21 Alabama – Central Region Deposit Market Share by County – Top 5 Presence in 4 of 9 counties 3 4 4 2 16 18 14 15 14 Deposit Market Share Rank

Tennessee – Northern Region

- Our Tennessee Operations
  - ✓ The Knoxville/Maryville MSA location opened in late Q2 '12
  - ✓ East Tennessee operations currently have 4 full-service branches, $238 million in loans and $106 million in deposits
  - ✓ New lending teams added in both Memphis and Nashville during 2013
  - ✓ New Healthcare Lending Group added in Nashville during 2015
- Tennessee ranked 7th best state to do business, per Area Development magazine
  - ✓ Driven by VW, Nissan and GM, Tennessee named the #1 state in the nation for automotive manufacturing strength
  - ✓ Unemployment rate continues to improve declining to 5.7% from 6.6% on a Y-O-Y basis

Tennessee Deposit Market Share

Rank	Institution	Deposits ($mm)	Market Share	Branches
1	First Horizon National Corp.	$17,958	13.7%	167
2	Regions Financial Corp.	17,635	13.4	239
3	SunTrust Banks Inc.	13,617	10.4	146
4	Bank of America Corp.	10,537	8.0	59
5	Pinnacle Financial Partners Inc.	6,389	4.9	44
6	U.S. Bancorp	2,711	2.1	104
7	BB&T Corp.	2,480	1.9	49
8	First South Bancorp Inc.	2,103	1.6	49
9	Wells Fargo & Co.	1,742	1.3	19
10	Wilson Bank Holding Co.	1,709	1.3	25
22	Renasant Corp.	809	0.6	15

Deposit Market Share by County – Top 5 Presence in 1 of 8 counties


12.0%
9.0%
6.0%
3.0%
0.0%
2.4%
10.4%
1.3%
1.2%
0.8%
1.3%
2.1%
0.6%
Blount, TN
Crockett, TN
Davidson, TN
Shelby, TN
Sullivan, TN
Sumner, TN
Washington, TN
Williamson, TN
Deposit Market Share Rank
9
3
12
15
14
18
14
22

- In the Nashville market, Hospital Corporation of American announced an expansion that will create 2,000 jobs
  - ✓ Nashville housing sales increased 17.6% Y-O-Y
  - ✓ The median home price increased approximately 5.8% on a Y-O-Y basis
- The Memphis MSA market ranked #1 for Logistics Leaders both nationally and globally
  - ✓ Bass Pro Shops opened a $70 million hotel in conjunction with their Pyramid flagship store in 2015
  - ✓ Electrolux has begun the hiring of some 1,200 workers from its expansion announcement in 2010


RNST Branches
Knoxville
Nashville
Memphis
40
65
75

RENASANT CORPORATION

Source: SNL Financial
Green highlighting denotes top 5 deposit market share in respective county
Deposit market share data as of 6/30/15

37

Entered the Florida market through the acquisition of Heritage Financial Group, Inc., which closed on July 1, 2015 Moved into FL with 8 full-services branches along I-75 Florida has the 19th largest economy in the world, if it were a country Publix Super Markets, AutoNation, Office Depot, CSX Corporation and Darden Restaurants are among the 17 Fortune 500 companies headquartered in Florida Florida projected population growth is approximately 6.0% compared to the national average of 3.7% Deposit Market Share by County – Top 5 Presence in 0 of 3 counties Deposit Market Share Rank 9 Florida Deposit Market Share 6 8 Source: SNL Financial Deposit market share data as of 6/30/15 Jacksonville Miami Tampa Orlando Tallahassee RNST Branches 10 10 95 Gainesville Ocala Florida – Central Region Deposits Market Rank Institution ($mm) Share Branches 1 Bank of America Corp. $97,951 20.0% 580 2 Wells Fargo & Co. 75,101 15.3 652 3 SunTrust Banks Inc. 46,343 9.5 492 4 JPMorgan Chase & Co. 24,929 5.1 394 5 Regions Financial Corp. 19,299 3.9 353 6 BB&T Corp. 16,892 3.4 325 7 EverBank Financial Corp 16,601 3.4 12 8 Citigroup Inc. 16,114 3.3 55 9 BankUnited Inc. 12,510 2.6 96 10 Toronto-Dominion Bank 10,865 2.2 156 101 Renasant Corp. 286 0.1 8

Reconciliation of Non-GAAP Disclosures

Tangible Common Equity

$ in thousands	2011	2012	2013	2014	2015	1Q16	2Q16
Actual shareholders' equity (GAAP)	$ 487,202	$ 498,208	$ 665,652	$ 711,651	$ 1,036,818	$ 1,053,178	$ 1,124,256
Intangibles	192,326	190,925	304,330	297,330	474,682	476,539	497,917
Actual tangible shareholders' equity (non-GAAP)	$ 294,876	$ 307,283	$ 361,322	$ 414,321	$ 562,136	$ 576,639	$ 626,339
Actual total assets (GAAP)	$ 4,202,008	$ 4,178,616	$ 5,746,270	$ 5,805,129	$ 7,926,496	$ 8,146,229	$ 8,529,566
Intangibles	192,326	190,925	304,330	297,330	474,682	476,539	497,917
Actual tangible assets (non-GAAP)	$ 4,009,682	$ 3,987,691	$ 5,441,940	$ 5,507,799	$ 7,451,814	$ 7,669,690	$ 8,031,649
Tangible Common Equity Ratio							
Shareholders' equity to (actual) assets (GAAP)	11.59%	11.92%	11.58%	12.26%	13.08%	12.93%	13.18%
Effect of adjustment for intangible assets	4.24%	4.22%	4.94%	4.74%	5.54%	5.41%	5.38%
Tangible common equity ratio (non-GAAP)	7.35%	7.71%	6.64%	7.52%	7.54%	7.52%	7.80%

RENASANT CORPORATION

39

Reconciliation of Non-GAAP Disclosures

Return on Tangible Assets

$ in thousands	2011	2012	2013	2014	2015	YTD June 2016
After Tax Merger Expense	$ 1,019	$ -	$ 3,952	$ 429	$ 7,470	$ 2,644
Net Income	25,632	26,637	33,487	59,582	68,014	44,116
After Tax Amortization Expense	1,076	853	1,772	3,462	3,748	2,124
Average Assets	4,257,244	4,132,689	4,731,523	5,816,517	6,874,983	8,253,361
Average Intangibles	191,776	191,612	228,632	301,104	379,469	486,749
ROTA - excluding Merger Expense	0.68%	0.70%	0.87%	1.15%	1.22%	1.27%

Return on Average Tangible Equity

$ in thousands	2011	2012	2013	2014	2015	YTD June 2016
After Tax Merger Expense	$ 1,019	$ -	$ 3,952	$ 429	$ 7,470	$ 2,644
Net Income	25,632	26,637	33,487	59,582	68,014	44,116
After Tax Amortization Expense	1,076	853	1,772	3,462	3,748	2,124
Average Equity	479,719	494,162	557,227	691,802	876,915	1,086,178
Average Intangibles	191,776	191,612	228,632	301,104	379,469	486,749
ROATE - excluding Merger Expense	9.63%	9.09%	11.93%	16.25%	15.93%	16.40%

RENASANT CORPORATION

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Reconciliation of Non-GAAP Disclosures Efficiency Ratio $ in thousands 2011 2012 2013 2014 2015 YTD June 2016 1Q16 2Q16 Net Interest income (FTE) $,135,123 $,139,261 $,162,957 $,209,319 $,248,613 $,150,745 71,804 78,932 Total noninterest income 64,699 68,711 71,891 80,509 ,108,270 68,888 33,302 35,586 Securities gains (losses) 4,795 1,894 54 375 96 1,186 -71 1,257 Gain on Acquisition 9,344 0 0 0 0 0 0 0 Total noninterest income -adjusted $50,560 $66,817 $71,837 $80,134 $,108,174 $67,702 33,373 34,329 Total Income (FTE) - adjusted $,185,683 $,206,078 $,234,794 $,289,453 $,356,787 $,218,447 ,105,177 ,113,261 Total noninterest expense $,136,960 $,150,459 $,172,928 $,190,937 $,245,114 $,147,073 69,814 77,259 Amortization of intangibles 1,742 1,381 2,869 5,606 6,069 3,439 1,697 1,742 Merger-related expenses 1,651 0 6,027 694 11,614 3,755 948 2,807 Debt extinguishment penalty 1,903 898 0 0 0 329 0 329 Total noninterest expense - adjusted $,131,664 $,148,180 $,164,032 $,184,637 $,227,431 $,139,550 67,169 72,381 0 Efficiency Ratio - GAAP 0.6854100149132728 0.72345796549535513 0.73634010083117596 0.65879418137654056 0.6868189294530701 0.66959999999999997 0.66422468745837537 0.6746450339684591 Efficiency Ratio - adjusted 0.70907945261547911 0.71904812740806878 0.69862091876283039 0.63788248869419217 0.63744194715614644 0.63882772480281258 0.63862821719577478 0.6390637553968268 Renasant Corp. excluding Mortgage $ in thousands 2011 2012 2013 2014 2015 YTD 2016 1Q16 2Q16 Net Interest income (FTE) ,133,714 ,137,698 ,161,148 ,207,446 ,240,304 ,145,952 69,497 76,455 Total noninterest income 56,962 49,602 53,094 65,645 73,276 42,468 20,866 21,602 Securities gains (losses) 4,795 1,894 54 375 96 1,186 -71 1,257 Gain on Acquisition 9,344 0 0 0 0 0 0 0 Total noninterest income -adjusted 42,823 47,708 53,040 65,270 73,180 41,282 20,937 20,345 Total Income (FTE) - adjusted ,176,537 ,185,406 ,214,188 ,272,716 ,313,484 ,187,234 90,434 96,800 0 Total noninterest expense ,129,484 ,139,281 ,160,096 ,177,468 ,212,852 ,121,515 57,688 63,827 Amortization of intangibles 1,742 1,381 2,869 5,606 6,068 3,439 1,697 1,742 Merger-related expenses 1,651 0 6,027 694 11,614 3,755 948 2,807 Debt extinguishment penalty 1,904 898 0 0 0 329 0 329 Total noninterest expense - adjusted ,124,187 ,137,002 ,151,200 ,171,168 ,195,170 ,113,992 55,043 58,949 Efficiency Ratio - adjusted ex Mortgage 0.70346159728555491 0.73892970022545112 0.70592190038657632 0.62764194253362471 0.62258360873282204 0.60882104745932897 0.60865382488886921 0.60897727272727276 adjusted adjusted ex Mortgage 2011 0.70907406709284104 0.70346159728555491 2012 0.71904812740806878 0.73892970022545112 2013 0.69862091876283039 0.70592190038657632 2014 0.63788248869419217 0.62764194253362471 2015 0.63744474994884903 0.62258360873282204 YTD 2016 0.63885404554152669 0.60882104745932897

Efficiency Ratio (Excluding Mortgage) Reconciliation of Non-GAAP Disclosures Renasant Corp. $ in thousands 2011 2012 2012 2014 2015 YTD 2016 1Q16 2Q16 Net Interest income (FTE) ,135,123 ,139,261 ,162,957 ,209,319 ,248,613 ,150,736 71,804 78,932 Total noninterest income 64,699 68,711 71,891 80,509 ,108,270 68,888 33,302 35,586 Securities gains (losses) 4,795 1,894 54 375 96 1,186 -71 1,257 Gain on Acquisition 9,344 0 0 0 0 0 0 0 Total noninterest income -adjusted 50,560 66,817 71,837 80,134 ,108,174 67,702 33,373 34,329 Total Income (FTE) - adjusted ,185,683 ,206,078 ,234,794 ,289,453 ,356,787 ,218,438 ,105,177 ,113,261 Total noninterest expense ,136,960 ,150,459 ,172,928 ,190,937 ,245,114 ,147,073 69,814 77,259 Amortization of intangibles 1,742 1,381 2,869 5,606 6,068 3,439 1,697 1,742 Merger-related expenses 1,651 0 6,027 694 11,614 3,755 948 2,807 Debt extinguishment penalty 1,904 898 0 0 0 329 0 329 Total noninterest expense - adjusted ,131,663 ,148,180 ,164,032 ,184,637 ,227,432 ,139,550 67,169 72,381 0 Efficiency Ratio - GAAP 0.6854100149132728 0.72345796549535513 0.73634010083117596 0.65879418137654056 0.6868189294530701 0.66965814300805016 0.66422468745837537 0.6746450339684591 Efficiency Ratio - adjusted 0.70907406709284104 0.71904812740806878 0.69862091876283039 0.63788248869419217 0.63744474994884903 0.63885404554152669 0.63862821719577478 0.6390637553968268 Renasant Corp. Excluding Mortgage $ in thousands 2011 2012 2013 2014 2015 YTD June 2016 1Q16 2Q16 Net Interest income (FTE) $,133,714 $,137,698 $,161,148 $,207,446 $,240,304 $,145,952 69,497 76,455 Total noninterest income 56,962 49,602 53,094 65,645 73,276 42,468 20,866 21,602 Securities gains (losses) 4,795 1,894 54 375 96 1,186 -71 1,257 Gain on Acquisition 9,344 0 0 0 0 0 0 0 Total noninterest income -adjusted $42,823 $47,708 $53,040 $65,270 $73,180 $41,282 20,937 20,345 Total Income (FTE) - adjusted $,176,537 $,185,406 $,214,188 $,272,716 $,313,484 $,187,234 90,434 96,800 0 Total noninterest expense $,129,484 $,139,281 $,160,096 $,177,468 $,212,852 $,121,515 57,688 63,827 Amortization of intangibles 1,742 1,381 2,869 5,606 6,069 3,439 1,697 1,742 Merger-related expenses 1,651 0 6,027 694 11,614 3,755 948 2,807 Debt extinguishment penalty 1,903 898 0 0 0 329 0 329 Total noninterest expense - adjusted $,124,188 $,137,002 $,151,200 $,171,168 $,195,169 $,113,992 55,043 58,949 Efficiency Ratio - adjusted ex Mortgage 0.70346726182046826 0.73892970022545112 0.70592190038657632 0.62764194253362471 0.62258041877735382 0.60882104745932897 0.60865382488886921 0.60897727272727276 adjusted adjusted ex Mortgage 2011 0.70907406709284104 0.70346159728555491 2012 0.71904812740806878 0.73892970022545112 2013 0.69862091876283039 0.70592190038657632 2014 0.63788248869419217 0.62764194253362471 2015 0.63744474994884903 0.62258360873282204 YTD 2016 0.63885404554152669 0.60882104745932897